Exhibit 99.1

FOR IMMEDIATE RELEASE	IR CONTACT:	Deborah Crawford
Thursday, July 15, 2004		Director of Investor Relations
408 317-3712

	PR CONTACT:	Lynn Brinton
Director of Corporate Communications
408 317-3726

Netflix Announces GAAP Net Income of $2.9 million and

Non-GAAP Net Income of $7.0 million for Q2 2004

Los Gatos, Calif. – July 15, 2004 – Netflix (Nasdaq: NFLX) today reported results for the second quarter ended June 30, 2004.

“A driver of our strong performance this quarter — the tenth consecutive quarter of more than 70 percent year-over-year revenue and subscriber growth — is the fact that Netflix continues to represent the world’s best movie rental experience for millions of Americans,” said Reed Hastings, founder and CEO. “We are especially pleased that this growth continues at $22 a month, a price increase last quarter that optimizes both growth and profitability.”

•	Revenue was $120.3 million compared to $63.2 million for the same period in 2003, up 90 percent year over year
•	GAAP Net Income was $2.9 million, compared to a GAAP Net Loss of $5.8 million the previous quarter
•	Free Cash Flow was $6.3 million, up 45 percent compared to the same period in 2003. GAAP net cash provided by operating activities was $32.0 million, up 35 percent compared to the same period in 2003

Second Quarter 2004 Financial Highlights

Revenue for the second quarter was a record $120.3 million, up 90 percent compared to $63.2 million for the second quarter of 2003, and up 20 percent compared to $100.4 million for the first quarter of 2004. This represents the tenth consecutive quarter of year over year revenue growth greater than 70 percent.

GAAP Net Income (Loss). GAAP net income for the second quarter was $2.9 million, or a profit of $0.04 per diluted share, compared to a GAAP net income of $3.3 million, or a profit of $0.05 per diluted share, for the second quarter of 2003 and a GAAP net loss of $5.8 million for the first quarter of 2004, or a loss of $0.11 per diluted share. GAAP net income was above the mid-point of management’s guidance for the quarter. The increase in income reflects a 10 percentage point decline in marketing expense as a percentage of revenue.

Non-GAAP Net Income (Loss). Non-GAAP net income was $7.0 million, or a profit of $0.11 per diluted share, for the second quarter of 2004 compared to Non-GAAP net income of $5.0 million, or $0.08 per diluted share for the second quarter of 2003 and Non-GAAP net loss was $1.4 million, or a loss of $0.03 per diluted share, for the first quarter of 2004. Non-GAAP net income (loss) equals net income (loss) on a GAAP basis before stock-based compensation expense.

Free cash flow1 for the second quarter of 2004 was $6.3 million or 5.2 percent of revenue, up 45 percent from $4.3 million in the second quarter of 2003 and down 30 percent from $9.0 million in the first quarter of 2004. This is the Company’s eleventh consecutive quarter of positive free cash flow. Cash provided by operating activities for the second quarter of 2004 was $32.0 million, up 35 percent from $23.6 million in the second quarter of 2003 and down 5 percent from $33.8 million for the first quarter of 2004.

Gross margin for the second quarter was 42.0 percent, at the high end of the range of the Company’s guidance of 40 to 42 percent and, as expected, down from 43.6 percent in the first quarter of 2004. Gross margin last quarter included a 1.3 percent favorable impact as a result of non-recurring credits during the quarter. Excluding non-recurring credits, gross margin would have been 42.3 percent last quarter. In the second quarter of 2004, gross margin benefited from a monthly slight decline in movie rentals per average paying subscriber to 6.6 discs from 6.7 discs in the prior quarter. The resulting decline in postage and packaging expense was offset by an increase in content costs as a percent of revenue.

Subscribers. Netflix ended the second quarter of 2004 with approximately 2,093,000 total subscribers. During the quarter Netflix acquired 583,000 new trial subscribers, a 78 percent year-over-year increase from the 327,000 new trial subscribers acquired in the second quarter of 2003 and a sequential decline of 23 percent from the 760,000 new trial subscribers acquired in the first quarter of 2004. Despite the seasonal decline in subscriber growth, new trial subscribers grew at double last year’s Q2 year over year growth rate. This is the second consecutive quarter in which trial subscriber growth doubled compared with last year’s new trial growth rate.

Subscriber acquisition cost2 for the second quarter was $35.12 per new-trial subscriber compared to a cost of $30.45 for the second quarter of 2003 and unchanged from the first quarter of 2004. For the third quarter of 2004, the Company expects subscriber acquisition cost to rise to a range of $37 to $39 per new-trial subscriber due to increased spending on television advertising during the third quarter and decreased on-line spending in response to third-party on-line advertising rate increases during the second quarter.

Churn3 for the second quarter of 2004 was 5.6 percent as compared to 5.6 percent in the second quarter of 2003 and 4.7 percent in the first quarter of 2004. After increasing immediately following the April 15th announcement of the June 15th price increase, the subscriber cancellation rate recovered and since late May, has returned to the rate and the pattern the Company

[1]	Free cash flow is defined as cash flows from operating activities less cash flows used in investing activities excluding purchases and sales of short-term investments.
[2]	Subscriber acquisition cost is defined as the total marketing expense on the Company’s Statement of Operations divided by total gross subscriber additions during the quarter.
[3]	Churn is defined as customer cancellations in the quarter divided by the sum of beginning subscribers and gross subscriber additions, divided by three months experienced in the comparable period last year. Churn includes free trial subscribers as well as paying subscribers who elect not to renew their monthly subscription service during the quarter.

Business Outlook

Guidance for the third quarter is:

Consolidated-

•	Ending subscribers of 2,150 to 2,350 thousand
•	Revenue of $141 to $145 million
•	GAAP net income of $6.7 to $10.2 million
•	Non-GAAP net income of $10.2 to $13.7 million

US Domestic-

•	Gross margin of 43 to 45 percent
•	SAC of $37 to $39
•	Churn of 4.8 to 5.6 percent

Guidance for the fourth quarter is:

Consolidated-

•	Ending subscribers of 2,400 to 2,700 thousand
•	Revenue of $150 to $160 million
•	GAAP net income of $8.8 to $14.8 million
•	Non-GAAP net income of $12.5 to $18.5 million

US Domestic-

•	Gross margin of 43.5 to 45.5 percent
•	SAC of $37 to $39
•	Churn of 4.6 to 5.4 percent

The Company’s revised guidance for the full year of 2004 is:

Consolidated-

•	Revenue of $511 to $525 million from $485 to $535 million
•	GAAP net income of $12.6 to $22.1 million from $10.5 to $18.5 million (the Company’s guidance includes the cost of international expansion)
•	Non-GAAP net income of $28.4 to $37.9 million from $26.5 to $34.5 million

GAAP and Non-GAAP net income guidance includes an estimated net loss of approximately $2.0 to $3.0 million in Q3 and $2.0 to $3.0 million in Q4 of 2004 related to our planned international expansion in the UK.

Float and Trading Plans

The Company estimates the public float at approximately 44,431,219 shares as of June 30, 2004, up 2 percent from 43,521,526 shares as of March 31, 2004, based on registered shares held in street name with the Depository Trust and Clearing Corporation. No outstanding shares are subject to a lock-up agreement of any kind. From time to time executive officers of Netflix may elect to buy or sell stock in Netflix. All such purchases or sales are made pursuant to the terms of 10b5-1 Trading Plans approved by the Company and generally adopted no less than three months prior to the first date of sale under such plan.

Earnings Call

The Netflix earnings call will be webcast today at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time, and may be accessed at http://ir.netflix.com. Following the conclusion of the webcast, a replay of the call will be available via Netflix’s website at http://ir.netflix.com. For those without access to the Internet, a replay of the call will be available from 5:00 p.m. Pacific Time on July 15, 2004 through July 21, 2004. To listen to a replay, call (719) 457-0820, access code 102221. The Company also plans to include discussion of its business outlook in the conference call.

Use of Non-GAAP Measures

Management believes that Non-GAAP net income (loss) is a useful measure of operating performance because it excludes the non-cash impact of stock option accounting. In addition, management believes that free cash flow is a useful measure of liquidity because it excludes the non-operational cash flows from purchases and sales of short-term investments and cash flows from financing activities. However, these Non-GAAP measures should be considered in addition to, not as a substitute for, or superior to net income (loss) and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. A reconciliation to the GAAP equivalents of these Non-GAAP measures is contained in tabular form on the attached unaudited financial statements. Management believes that gross margin and subscriber acquisition cost guidance for the U.S. business in the third and fourth quarters are useful measures because they give insight to investors with respect to the ongoing operations of the Company’s primary business and allow for an equivalent comparison to prior results. Furthermore, there is no reconciliation to consolidated GAAP measures for gross margin and subscriber acquisition cost as the Company has no finalized line-item detail with respect to its costs for the international expansion.

About Netflix

Netflix (Nasdaq: NFLX) is the world’s largest online movie rental service, providing more than two million subscribers access to over 20,000 DVD titles. For $21.99 a month, Netflix subscribers rent as many DVDs as they want, and keep them as long as they want, with three movies out at a time. There are no due dates, no late fees and no shipping fees. DVDs are delivered for free by first-class mail from regional shipping centers located throughout the United States. Netflix can reach more than 80 percent of its subscribers with generally next business day delivery. The Company provides subscribers extensive information about DVD movies, including critic reviews, member reviews, online trailers, ratings, and personalized movie recommendations. For more information, visit www.netflix.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding our subscriber growth, revenues, GAAP net income (loss), Non-GAAP net income (loss), gross margin, subscriber acquisition cost and Churn for the remaining quarters and full year of 2004. This press release also contains forward-looking statements regarding our anticipated net loss in connection with international expansion. The forward looking statements in this release are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: long-term negative impacts to Churn, subscriber acquisition or other aspects of our business arising out of our subscription service price increase; our ability to manage our growth, in particular managing our subscriber acquisition cost as well as the mix between revenue sharing titles and titles not subject to revenue sharing that are delivered to our subscribers; our ability to attract new subscribers and retain existing subscribers; changes in pricing and availability for advertising space; fluctuations in consumer usage of our service, risks associated with our plan to expand into international markets, including unforeseen cost and management distraction, customer spending on DVD players, DVDs and related products; competition; disruption in service on our website or with our computer systems; deterioration of the U.S. economy or conditions specific to online commerce or the filmed entertainment industry; conditions that effect our delivery through the U.S. Postal Service, including increases in first class postage; increases in the costs of acquiring DVDs; and, widespread consumer adoption of different modes of viewing in-home filmed entertainment. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the SEC on February 27, 2004. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Netflix, Inc.

Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2003	March 31, 2004	June 30, 2004	June 30, 2003	June 30, 2004
Revenues:
Subscription	$63,071	$99,823	$119,710	$118,352	$219,533
Sales	116	547	611	504	1,158

Total revenues	63,187	100,370	120,321	118,856	220,691
Cost of revenues:
Subscription	35,148	56,444	69,604	65,076	126,048
Sales	93	183	184	172	367

Total cost of revenues	35,241	56,627	69,788	65,248	126,415

Gross profit	27,946	43,743	50,533	53,608	94,276
Operating expenses:
Fulfillment	7,221	10,790	14,373	13,604	25,163
Technology and development	4,123	5,039	5,652	8,306	10,691
Marketing	9,957	26,693	20,477	23,164	47,170
General and administrative	2,093	3,136	3,280	4,341	6,416
Stock-based compensation	1,704	4,435	4,134	4,110	8,569

Total operating expenses	25,098	50,093	47,916	53,525	98,009

Operating income (loss)	2,848	(6,350)	2,617	83	(3,733)
Other income (expense):
Interest and other income	560	591	304	1,141	895
Interest and other expense	(95)	(31)	(30)	(286)	(61)

Net income (loss)	$3,313	$(5,790)	$2,891	$938	$(2,899)

Net income (loss) per share:
Basic	$.07	$(.11)	$.06	$.02	$(.06)

Diluted	$.05	$(.11)	$.04	$.02	$(.06)

Weighted-average common shares outstanding:
Basic	47,296	51,282	51,898	46,385	51,590

Diluted	61,624	51,282	64,975	60,272	51,590

Non-GAAP net income (loss) reconciliation:
Net income (loss)	$3,313	$(5,790)	$2,891	$938	$(2,899)
Add back:
Stock-based compensation	1,704	4,435	4,134	4,110	8,569

Non-GAAP net income (loss)	$5,017	$(1,355)	$7,025	$5,048	$5,670

Non-GAAP net income (loss) per share:
Basic	$0.11	$(.03)	$.14	$.11	$.11

Diluted	$0.08	$(.03)	$.11	$.08	$.09

Weighted-average common shares outstanding:
Basic	47,296	51,282	51,898	46,385	51,590

Diluted	61,624	51,282	64,975	60,272	64,907

Netflix, Inc.

Balance Sheets

(unaudited)

(in thousands, except share and per share data)

	As of
	December 31, 2003	June 30, 2004
Assets
Current assets:
Cash and cash equivalents	$89,894	$153,444
Short-term investments	45,297	—
Prepaid expenses	2,231	2,422
Prepaid revenue sharing expenses	905	2,214
Other current assets	619	641

Total current assets	138,946	158,721
DVD library, net	22,238	30,256
Intangible assets, net	2,948	1,868
Property and equipment, net	9,772	11,053
Deposits	1,272	1,481
Other assets	836	814

Total assets	$176,012	$204,193

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$32,654	$42,552
Accrued expenses	11,625	13,852
Deferred revenue	18,324	25,251
Current portion of capital lease obligations	416	253

Total current liabilities	63,019	81,908
Deferred rent	241	379
Capital lease obligations, less current portion	44	—

Total liabilities	63,304	82,287
Stockholders’ equity:
Common stock, $0.001 par value; 80,000,000 and 160,000,000 shares authorized at December 31, 2003 and June 30, 2004, respectively; 50,849,370 and 52,121,300 shares issued and outstanding at December 31, 2003 and June 30, 2004, respectively	51	52
Additional paid-in capital	270,836	282,278
Deferred stock-based compensation	(5,482)	(4,232)
Accumulated other comprehensive income	596	—
Accumulated deficit	(153,293)	(156,192)

Total stockholders’ equity	112,708	121,906

Total liabilities and stockholders’ equity	$176,012	$204,193

Netflix, Inc.

Statements of Cash Flows

(unaudited)

(in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2003	March 31, 2004	June 30, 2004	June 30, 2003	June 30, 2004
Cash flows from operating activities:
Net income (loss)	$3,313	$(5,790)	$2,891	$938	$(2,899)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	1,140	1,252	1,323	2,473	2,575
Amortization of DVD library	9,392	18,127	21,141	16,012	39,268
Amortization of intangible assets	808	626	454	1,617	1,080
Stock-based compensation expense	1,704	4,435	4,134	4,110	8,569
Loss on disposal of short-term investments	—	—	274	—	274
Gain on disposal of DVDs	(94)	(364)	(427)	(461)	(791)
Non-cash interest expense	36	11	11	68	22
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(398)	999	(2,521)	205	(1,522)
Accounts payable	5,791	10,529	(631)	7,659	9,898
Accrued expenses	769	836	1,391	1,192	2,227
Deferred revenue	1,167	3,172	3,755	2,651	6,927
Deferred rent	(8)	(33)	171	(17)	138

Net cash provided by operating activities	23,620	33,800	31,966	36,447	65,766

Cash flows from investing activities:
Purchases of short-term investments	(363)	(364)	(222)	(743)	(586)
Proceeds from sale of short-term investments	—	—	45,013	—	45,013
Purchases of property and equipment	(2,400)	(1,808)	(2,048)	(2,961)	(3,856)
Acquisitions of DVD library	(17,027)	(23,570)	(24,083)	(23,436)	(47,653)
Proceeds from sale of DVDs	116	547	611	504	1,158
Deposits and other assets	20	(19)	(168)	(773)	(187)

Net cash provided by (used in) investing activities	(19,654)	(25,214)	19,103	(27,409)	(6,111)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,496	1,819	2,305	3,045	4,124
Principal payments on capital lease and other obligations	(261)	(111)	(118)	(668)	(229)

Net cash provided by financing activities	1,235	1,708	2,187	2,377	3,895

Net increase in cash and cash equivalents	5,201	10,294	53,256	11,415	63,550
Cash and cash equivalents, beginning of period	66,028	89,894	100,188	59,814	89,894

Cash and cash equivalents, end of period	$71,229	$100,188	$153,444	$71,229	$153,444

Non-GAAP free cash flow reconciliation:
Net cash provided by operating activities	$23,620	$33,800	$31,966	$36,447	$65,766
Purchases of property and equipment	(2,400)	(1,808)	(2,048)	(2,961)	(3,856)
Acquisitions of DVD library	(17,027)	(23,570)	(24,083)	(23,436)	(47,653)
Proceeds from sale of DVDs	116	547	611	504	1,158
Deposits and other assets	20	(19)	(168)	(773)	(187)

Non-GAAP free cash flow	$4,329	$8,950	$6,278	$9,781	$15,228

Netflix, Inc.

Other Data

(unaudited)

(in thousands, except percentages and subscriber acquisition cost)

	As of / Three Months Ended			As of / Six Months Ended
	June 30, 2003	March 31, 2004	June 30, 2004	June 30, 2003	June 30, 2004
Subscriber information:
Subscribers: beginning of period	1,052	1,487	1,932	857	1,487
New trial subscribers: during period	327	760	583	744	1,343
New trial subscribers year-to-year change	39%	82%	78%	36%	81%
New trial subscribers quarter-to-quarter sequential change	(22)%	71%	(23)%	—	—
Less subscriber cancellations: during period	(232)	(315)	(422)	(454)	(737)
Subscribers: end of period	1,147	1,932	2,093	1,147	2,093
Subscribers year-to-year change	71%	84%	82%	71%	82%
Subscribers quarter-to-quarter sequential change	9%	30%	8%	9%	8%
Free subscribers: end of period	46	90	69	46	69
Free subscribers as percentage of ending subscribers	4%	5%	3%	4%	3%
Paid subscribers: end of period	1,101	1,842	2,024	1,101	2,024
Paid subscribers year-to-year change	74%	83%	84%	74%	84%
Paid subscribers quarter-to-quarter sequential change	9%	30%	10%	9%	10%
Churn	5.6%	4.7%	5.6%	—	—
Subscriber acquisition cost	$30.45	$35.12	$35.12	$31.13	$35.12

Margins:
Gross margin	44.2%	43.6%	42.0%	45.1%	42.7%
Operating margin	4.5%	(6.3)%	2.2%	0.1%	(1.7)%
Net margin	5.2%	(5.8)%	2.4%	0.8%	(1.3)%

Expenses as percentage of revenues:
Fulfillment	11.4%	10.8%	11.9%	11.4%	11.4%
Technology and development	6.5%	5.0%	4.7%	7.0%	4.8%
Marketing	15.8%	26.6%	17.0%	19.5%	21.4%
General and administrative	3.3%	3.1%	2.7%	3.7%	2.9%

Operating expenses before stock-based compensation	37.0%	45.5%	36.3%	41.6%	40.5%
Stock-based compensation	2.7%	4.4%	3.4%	3.4%	3.9%

Total operating expenses	39.7%	49.9%	39.7%	45.0%	44.4%

Year-to-year change:
Total revenues	73.8%	80.3%	90.4%	77.7%	85.7%
Fulfillment	48.8%	69.0%	99.0%	51.0%	85.0%
Technology and development	17.2%	20.5%	37.1%	24.0%	28.7%
Marketing	23.6%	102.1%	105.7%	44.8%	103.6%
General and administrative	27.8%	39.5%	56.7%	47.3%	47.8%
Operating expenses before stock-based compensation	29.5%	75.5%	87.2%	42.6%	81.0%
Stock-based compensation	(29.9%)	84.3%	142.6%	17.7%	108.5%
Total operating expenses	22.5%	76.2%	90.9%	40.3%	83.1%

Netflix, Inc.

Non-GAAP Guidance Reconciliation Schedule

(unaudited)

(in thousands)

	Third Quarter, 2004 Guidance Range
Non-GAAP net income reconciliation:
Net income	$6,700	$10,200
Add back:
Stock-based compensation	3,500	3,500

Non-GAAP net income	$10,200	$13,700

	Fourth Quarter, 2004 Guidance Range
Non-GAAP net income reconciliation:
Net income	$8,800	$14,800
Add back:
Stock-based compensation	3,700	3,700

Non-GAAP net income	$12,500	$18,500

	Full Year, 2004 Guidance Range
Non-GAAP net income reconciliation:
Net income	$12,600	$22,100
Add back:
Stock-based compensation	15,800	15,800

Non-GAAP net income	$28,400	$37,900